                                                                   EXHIBIT 10(b)

It is intent of the parties to strengthen the business relationship through a long-term Supply Agreement. The following activities are being documented to facilitate the implementation of the economic benefits to International Truck and Engine Corp., and confirm the commitment to award business to Core Molding Technologies.

The following year-over-year piece price reductions will apply to all parts on contracts AC170A, AC171C, AC168A, and AC169C (or as they may be hereafter modified) with the exception of "service only" parts. These reductions are to be funded by process improvements, manufacturing efficiencies, quality improvements, scrap reduction, waste elimination, and effective Tier II management. International agrees to review cost transparencies on the QSP90 hood, fender extensions, and splash panels (9 parts) to determine disposition.

11/1/2002               11/1/2003          11/1/2004           11/1/2005

1%                      1.50%              1.50%               1.50%

The following business will be awarded to Core Molding Technologies/Core Composites Corporation:

Hand Spray Up Package

Pricing accepted as quoted; parts that have not been formally quoted are to be priced at the target cost provided by International. Purchasing will work in good faith with the Parts Organization to eliminate the 48 part numbers with annual volumes below 10 pieces per year. Actual move will be implemented with the approval of the "Chatham to Escobedo Transition Team."

On this package, International will receive a rebate of .5% for each $2M of transferred business (prorated once the initial threshold is met) to be paid on a quarterly basis, for 4 quarters only. The rebate amount will be calculated on all existing business at the Matamoros plant. The rebate will begin after the first full quarter of production, based on paid invoices. Rebates to be funded by contribution margin improvements.

SMC Package

Pricing accepted as quoted on latest revision dated March 19, 2003 for the fender extensions and sunvisor bracket.

International will work in good faith to secure additional SMC, HSU, HLU, and Cold Molding business for Core Molding/Core Composites provided they are competitive in cost, quality, and delivery. Future business award rebates will be negotiated in good faith, individually, for each package using the contribution margin concept.

/s/ James W. Nix                            /s/ Jim Hubbard
----------------------------------------    ------------------------------------
James W. Nix, Supply Manager                Jim Hubbard, Account Manager
International Truck & Engine Corporation    Core Molding Technologies

/s/ Deborah Sullens                         /s/ J. L. Simonton
----------------------------------------    ------------------------------------
Deborah Sullens, Purchasing Manager         J. L. Simonton, President & CEO
International Truck & Engine Corporation    Core Molding Technologies